                                                                      EXHIBIT 12

                      CROWN CENTRAL PETROLEUM CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                 NINE MONTHS
                                                                    ENDED
                               YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                            ----------------------------------  --------------
                            1989   1990   1991    1992   1993    1993    1994
                            -----  -----  -----  ------  -----  ------  ------
                                       (DOLLARS IN MILLIONS)
EARNINGS:
  Earnings (loss) before
   income taxes and
   cumulative effects of
   changes in accounting
   principles.............. $37.9  $50.4  $(5.3) $(17.0) $ 0.8  $(11.6) $(36.8)
  Interest expense.........   1.8    2.7    7.9     6.8    7.5     5.5     5.8
  Portion of rent expense
   representative of an
   interest factor.........   5.6    5.5    4.9     5.0    4.4     2.9     2.6
                            -----  -----  -----  ------  -----  ------  ------
    Adjusted earnings
     before taxes and fixed
     charges............... $45.3  $58.6  $ 7.5  $ (5.2) $12.7  $ (3.2) $(28.4)
                            =====  =====  =====  ======  =====  ======  ======
FIXED CHARGES:
  Interest expense......... $ 1.8  $ 2.7  $ 7.9  $  6.8  $ 7.5  $  5.5  $  5.8
  Interest capitalized.....   0.1    --     0.3     0.9    0.3     0.2     0.2
  Portion of rent expense
   representative of an
   interest factor.........   5.6    5.5    4.9     5.0    4.4     2.9     2.6
                            -----  -----  -----  ------  -----  ------  ------
    Total fixed charges.... $ 7.5  $ 8.2  $13.1  $ 12.7  $12.2  $  8.6  $  8.6
                            =====  =====  =====  ======  =====  ======  ======
RATIO OF EARNINGS TO FIXED
 CHARGES...................   6.0x   7.1x   --      --     1.0x    --      --
DEFICIENCY IN THE COVERAGE
 OF FIXED CHARGES BY
 EARNINGS BEFORE FIXED
 CHARGES...................   --     --   $ 5.6  $ 17.9    --   $ 11.8  $ 37.0
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